UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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TRANSDIGM GROUP INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, February 17, 2010, at 9:00 a.m., local time, for the following purposes:

1. To elect two directors, each to serve a three-year term and until a successor has been duly elected and qualified; and

2. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2010; and

3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 4, 2010 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 15, 2010

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 17, 2010.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=proxy

TRANSDIGM GROUP INCORPORATED

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4 th Floor, Cleveland, Ohio 44114, on Wednesday, February 17, 2010, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy form, along with our Annual Report to Stockholders, on or about January 15, 2010. TransDigm Group Incorporated is referred to herein as “TD Group” or the “Company.”

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of two directors and ratification of the Company’s selection of its independent registered public accounting firm. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, January 4, 2010, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 49,012,057 shares of common stock.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and Where Is the Meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, February 17, 2010, at 9:00 a.m., local time.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of TD Group’s Board of Directors. TD Group will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of TD Group and its subsidiaries may solicit proxies by telephone, facsimile or email. Those employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, TD Group urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to TD Group in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors” and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, TD Group is not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to TD Group at its principal executive offices located at 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, or by giving notice to TD Group in open meeting. It is important to note that your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by TD Group marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The two nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee.

Although the Company’s independent registered public accounting firm may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. If your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on this proposal, then it will not count as a vote for or a vote against the proposal. If you abstain from voting, it will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of TD Group as of December 18, 2009 with respect to each beneficial owner of more than five percent of the outstanding common stock of TD Group and beneficial ownership of the common stock of TD Group by each director and named executive officer of TD Group and all such directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 18, 2009, but excludes shares underlying options held by any other person. Percentage of ownership is based on 49,010,725 shares of common stock of TD Group outstanding as of December 18, 2009. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1)
	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
Berkshire Fund VII, L.P.(2)	4,183,562	—	4,183,562	8.54%
Pennant Capital Management, L.L.C.(3)	3,720,303	—	3,720,303	7.59%
Tiger Global Management, L.L.C.(4)	2,796,597	—	2,796,597	5.71%
Directors
David A. Barr(5)	35,170	2,385	37,555	*
Mervin Dunn(6)	704	2,385	3,089	*
Michael Graff(7)	19,311	110,481	129,792	*
Sean P. Hennessy(8)	8,889	2,385	11,274	*
W. Nicholas Howley(9)	—	1,237,455	1,237,455	2.46%
Douglas W. Peacock(10)	19,333	2,385	21,718	*
Dudley P. Sheffler(12)	2,022	2,385	4,407	*
Named Executive Officers
Raymond F. Laubenthal	60,069	321,958	382,027	*
Gregory Rufus	—	110,122	110,122	*
Robert Henderson	—	181,398	181,398	*
Albert Rodriguez	—	223,524	223,524	*
All directors and executive officers as a group (15 persons)(13)	145,498	2,550,511	2,696,009	5.23%

*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended, including shares that the listed beneficial owner has the right to acquire within 60 days of December 18, 2009.
(2)

Information obtained from a Schedule 13G/A filed by Berkshire Fund VII, L.P., Berkshire Fund VII-A, L.P., Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Special Situations Fund, L.P. on January 26, 2009. Seventh Berkshire Associates LLC is the general partner of Berkshire Fund VII, L.P. and Berkshire Fund VII-A, L.P. Stockbridge Associates LLC is the general partner of Stockbridge Special Situations Fund, L.P. The managing members of Seventh Berkshire Associates LLC, Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Associates LLC are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Carl Ferenbach, Christopher J. Hadley, Ross M. Jones, Lawrence M. Hamelsky, Richard K. Lubin, David R. Peeler and Robert J. Small (collectively, the “Berkshire Principals”). Berkshire Fund VII, L.P. directly holds 3,406,694 shares of common stock and has sole voting and dispositive power with respect to such shares. Berkshire Fund VII-A, L.P. directly holds 636,891 shares of common stock and has sole voting and dispositive power with respect to such shares. As the sole general partner of Berkshire Fund VII, L.P. and Berkshire Fund VII-A, L.P., Seventh Berkshire Associates, LLC may be deemed to beneficially own the shares of common stock held by Berkshire Fund VII, L.P. and Berkshire Fund VII-A, L.P. Berkshire Investors LLC owns 67,357 shares of common stock and has sole voting and also dispositive power with respect to such shares. Berkshire Investors III LLC owns 17,090 shares of common stock and has sole voting and dispositive power with respect to such shares. Stockbridge Special Situations Fund, L.P. owns 55,530 shares of common stock and has sole voting and dispositive power with respect to such share. As the sole general partner of Stockbridge Special Situations Fund, L.P., Stockbridge Associates LLC may be deemed to beneficially own the shares of common stock held by Stockbridge Special Situations Fund, L.P. By virtue of their positions as managing members of Seventh Berkshire Associates LLC, Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Associates LLC, the Berkshire Principals may be deemed to beneficially own the shares held by Berkshire Fund VII, L.P., Berkshire Fund VII-A, L.P., Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Special Situations Fund, L.P. The address of each reporting person is c/o Berkshire Partners LLC, One Boston Place, 33rd floor, Boston, Massachusetts 02108.

(3)	Number of shares held obtained from a Form 13F-HR filed by Pennant Capital Management, L.L.C. with the Securities Exchange Commission on November 16, 2009 with respect to its holdings as of September 30, 2009. Contact and related party/filing person information obtained from a Schedule 13G/A filed by Alan Fournier and Pennant Capital Management, L.L.C. with the Securities Exchange Commission on February 23, 2009. Mr. Fournier and Pennant Capital Management have shared power to vote and dispose of the shares. The address of both Mr. Fournier and Pennant Capital Management, L.L.C. is 26 Main Street, Suite 203, Chatham, New Jersey 07928.
(4)

Number of shares held obtained from a Form 13F-HR filed by Tiger Global Management, L.L.C. with the Securities Exchange Commission on November 16, 2009 with respect to its holdings as of September 30, 2009. Contact and related party/filing person information obtained from a Schedule 13G/A filed by Tiger Global Management, L.L.C., Tiger Global II, L.P., Tiger Global Performance, L.L.C., Tiger Global, Ltd. and Charles P. Coleman III with the Securities and Exchange Commission on February 12, 2009. Shares are directly owned by Tiger Global II, L.P., Tiger Global, L.P. and Tiger Global Ltd. Tiger Global Management, L.L.C. is the investment manager of Tiger Global II, L.P., Tiger Global, L.P. and Tiger Global, Ltd. Tiger Global Performance, L.L.C., the general partner of Tiger Global II, L.P. and Tiger Global Ltd., may be deemed to have sole power to vote and dispose of the shares held by Tiger Global II, L.P. and Tiger Global Ltd. Tiger Global Performance, L.L.C. is the general partner of Tiger Global II, L.P. and Tiger Global, L.P. Charles P. Coleman III is the managing member of Tiger Global Performance, L.L.C. and Tiger Global Management, L.L.C. and a director of Tiger Global Ltd. Each may be deemed to have sole power to vote and dispose of the shares reported. The address of all of the persons named in the Schedule 13G/A is Tiger Global Management, L.L.C., 101 Park Avenue, 48th Floor, New York, New York 10178.

(5)	Includes 87 shares of restricted stock, which are subject to forfeiture and vest in April 2010, and 88 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2010 and 2011.
(6)	Includes 175 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2010 and 2011.
(7)	Includes 87 shares of restricted stock, which are subject to forfeiture and vest in April 2010, and 88 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2010 and 2011. Also includes 3,382 shares held by Mr. Graff as custodian for minor children.
(8)	Includes 87 shares of restricted stock, which are subject to forfeiture and vest in April 2010, and 88 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2010 and 2011.
(9)	Includes options to purchase 129,537 shares that are held by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

(10)	Includes 87 shares of restricted stock, which are subject to forfeiture and vest in April 2010, and 88 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2010 and 2011. Also includes 18,546 shares held by The Lois A. Peacock Revocable Trust, a trust of which Mr. Peacock’s wife is the trustee and Mr. Peacock is a beneficiary.
(11)	Includes 87 shares of restricted stock, which are subject to forfeiture and vest in April 2010 and 88 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2010 and 2011.
(12)	Includes shares subject to options exercisable within 60 days of December 18, 2009. Includes (i) 3,382 shares held by Mr. Graff as a custodian for minor children, (ii) 129,537 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl Investments, Ltd. (see footnote (9) above) and (iii) 18,546 shares held by The Lois A. Peacock Revocable Trust, which Mr. Peacock may be deemed to beneficially own (see footnote (10) above).

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. At the annual meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Dunn and Graff, whose terms are expiring. The two nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Name	Length of Service as Director
Mervin Dunn	Since 2007
Michael Graff	Since 2003

Business Experience of Directors

The following table sets forth certain information concerning our directors:

Name	Age	Position with the Company
W. Nicholas Howley	57	Chief Executive Officer and Chairman of the Board of Directors of the Company
David A. Barr	46	Director
Mervin Dunn	56	Director
Michael Graff	58	Director
Sean P. Hennessy	52	Director
Douglas W. Peacock	71	Director
Dudley P. Sheffler	65	Director

Mr. Howley was named Chairman of the Board of Directors in July 2003. Mr. Howley has served as Chief Executive Officer of TD Group since December 2005 and of TransDigm Inc. since December 2001. Mr. Howley served as President of TD Group from July 2003 until December 2005 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley is a director of Satair A/S, a Danish public company that is a distributor of aerospace products, including the Company’s products, and Polypore International, Inc., a manufacturer.

Mr. Barr was named a director of TD Group in July 2003. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms, since January 2001. Mr. Barr is a director of Builders FirstSource, Inc., a manufacturer and distributor, and Polypore International, Inc., a manufacturer.

Mr. Dunn was named a director of TD Group in September 2007. Mr. Dunn is the Chief Executive Officer of Commercial Vehicle Group, a supplier of systems for the commercial vehicle market. Mr. Dunn has been with Commercial Vehicle Group since November 1999. Mr. Dunn is also a director of Commercial Vehicle Group.

Mr. Graff was named a director of TD Group in July 2003. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity funds, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Mr. Graff is a director of Builders FirstSource, Inc., a manufacturer and distributor, and Polypore International, Inc., a manufacturer.

Mr. Hennessy was named a director of TD Group in April 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. Mr. Hennessy is a certified public accountant.

Mr. Peacock was named a director of TD Group in July 2003. Mr. Peacock was a founder of TransDigm Inc. and served as its Chief Executive Officer from 1993 to 2001 and its Chairman from 1993 until July 2003.

Mr. Sheffler was named a director of TD Group in February 2007. Mr. Sheffler is the retired President and Chief Executive Officer of Reltec Corporation, a manufacturer. Mr. Sheffler was formerly on the Board of Directors of Reltec and Reliance Electric Corp., both NYSE listed companies.

How Often Did the Board Meet in Fiscal 2009?

During the fiscal year ended September 30, 2009, the Board of Directors held four meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2009. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders. However, the Company expects that directors will attend if possible. One director attended the 2009 annual meeting of stockholders.

DIRECTOR COMPENSATION

Employees of the Company who are also directors are not paid any director fees. In 2009, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, paid semi-annually in arrears.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, in lieu of a $10,000 annual stock grant to directors (as the Company historically paid) for each of fiscal years 2009 through 2013, in fiscal 2009 each director received approximately $50,000 (valued on a Black Sholes basis) of options granted on the same terms and conditions as those granted to Company employees. The grants, which were made in November 2008 and constitute a grant of options to each non-employee director to purchase 15,900 shares of common stock at a price of $27.08, will vest over five years. As part of the option grant received by the directors in November 2008, the directors must retain at least 30% of their vested options. The terms of the options are discussed in greater detail under “Executive Compensation.”

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife medical insurance coverage comparable to that he was receiving at the time of his retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock entered into an understanding whereby TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare supplemental coverage and Mrs. Peacock’s medical insurance coverage and for dental coverage, less the amount of any Company employee portion of premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under TransDigm’s benefit plans. The Company also agreed to retain for Mr. and Mrs. Peacock a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2009 has yet been made. The cost of services and reimbursement of coverage thereunder in fiscal 2009 was $19,696 and the cost of the gross-up payment for fiscal 2008, paid in January 2009, was $7,933.

The following table sets forth the compensation paid to our non-employee directors during 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
David A. Barr	10,025	35,777	32,180	—		77,982
Mervin Dunn	47,500	3,333	32,180	—		83,013
Michael Graff	10,025	35,777	32,180	95,378	(3)	173,360
Sean P. Hennessy	41,025	35,777	32,180	—		108,982
Douglas W. Peacock	55,000	5,801	32,180	52,330	(4)	145,311
Dudley P. Sheffler	22,525	34,132	32,180	—		88,837

(1)	Messrs. Barr, Graff, Hennessy and Sheffler elected to receive all of their semi-annual board retainer fees as stock.
(2)	The amounts reflect dollar amounts recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with U.S. generally accepted accounting principles and include shares of restricted stock granted prior to fiscal 2009 and options granted in fiscal 2009.
(3)	Reflects amounts paid on December 31, 2008 under the Company’s 2005 deferred compensation plan.
(4)	Includes $27,629 constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to an agreement between Mr. Peacock and TransDigm Inc. as described above and $24,701 paid on December 31, 2008 under the Company’s 2005 deferred compensation plan.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer and other designated senior financial officers (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Whistleblower Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Whistleblower Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s customers, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit

Committee or to Business Controls, Inc., a third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Board Composition

The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2010 for the Class I directors, 2011 for the Class II directors and 2012 for the Class III directors.

•	Our Class I directors are Messrs. Dunn and Graff;

•	Our Class II directors are Messrs. Hennessy and Peacock; and

•	Our Class III directors are Messrs. Barr, Howley and Sheffler.

TD Group’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of TD Group’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the presiding director, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Independence of Directors

During fiscal 2009 Messrs. Dunn, Hennessy, Peacock and Sheffler were considered to be “independent directors” within the meaning of the NYSE’s listing standards. In October 2009, it was also determined that Messrs. Barr and Graff were to be considered “independent directors” within the meaning of the NYSE’s listing standards. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement described in this proxy statement under “Director Compensation.”

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Presiding Director

Mr. Barr is our Presiding Director, who leads meetings of the non-management directors and otherwise acts as chair of Board meetings in Mr. Howley’s absence.

Board Meetings

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In fiscal 2009, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year. With the determination that Messrs. Barr and Graff are independent, all independent directors are non-management directors and, thus, separate meetings of independent directors and non-management directors will no longer be needed.

Board Committees

During fiscal 2009, the Board of Directors had an Executive Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com and are available to any stockholder in writing upon request to the Company. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consists of Messrs. Howley (Chairman), Peacock and Barr, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2009, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Nominating and Corporate Governance Committee held five meetings during fiscal year 2009.

TD Group’s Nominating and Corporate Governance Committee is comprised of Messrs. Peacock (Chairman), Hennessy and Dunn.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114 between October 20, 2010 and November 19, 2010. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee

TD Group’s Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. TD Group’s Audit Committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the Audit Committee report that the SEC rules require be included in our annual Proxy Statement and Annual Report on Form 10-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Audit Committee held five meetings during fiscal year 2009.

The members of TD Group’s Audit Committee are Messrs. Hennessy (Chairman), Peacock and Sheffler. The composition of TD Group’s Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The Board has determined that both Mr. Hennessy and Mr. Sheffler are Audit Committee financial experts. See “Business Experience of Directors” for a list of Messrs. Hennessy’s and Sheffler’s relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules of the NYSE.

Compensation Committee

TD Group’s Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our Compensation Committee has sole discretion concerning administration of our stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Compensation Committee held six meetings during fiscal year 2009.

The members of TD Group’s Compensation Committee are Messrs. Sheffler (Chairman), Hennessy and Dunn.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Compensation Committee is (and was during all of fiscal 2009, including the period during which salary and bonus decisions were made) comprised of Messrs. Hennessy, Dunn and Sheffler. Mr. Sheffler is Chairman of the Compensation Committee.

Objectives of the Executive Compensation Program

The primary objective of the Compensation Committee in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value.

In light of the Compensation Committee’s objective, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries, (ii) discretionary bonuses, (iii) grants of stock options, including predominantly performance based options, and (iv) retirement and welfare benefits, although the executive compensation program is heavily weighted towards compensation through options with a performance component. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably, both from an internal and external perspective. Each of these elements is discussed below.

TD Group was a privately held company until March of 2006. As a private equity portfolio company, management had an opportunity to earn a significant amount of compensation based on its equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value. To that end, the Compensation Committee and the Board of Directors adopted a new equity-based incentive compensation program for management in fiscal 2008, which was implemented in the first quarter of fiscal 2009. Because of this opportunity to realize a significant appreciation in the Company’s equity value, the Compensation Committee has historically provided, and intends to continue to provide, executive officers with a cash compensation package that compensates them below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations. The Compensation Committee determines Mr. Howley’s salary and bonus and approves option awards, if any, for Mr. Howley, without input from Mr. Howley with respect thereto. Individual performance, including the performance of the executive officer’s business unit, if applicable, market conditions and other factors are considered in determining compensation.

Elements of the Executive Compensation Program

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through increased equity value. The base salaries and certain other annual compensation for the Company’s executive officers in fiscal 2009 were determined with reference to the experience of the officers, the Company’s past practice and the officers’ individual performance. Pursuant to their employment agreements, Messrs. Howley, Rufus and Laubenthal receive certain additional benefits described herein.

In October 2006, Towers Perrin did an initial assessment of the competitiveness of our Chief Financial Officer’s and President’s cash compensation compared to other companies with sales of $500 million. The Compensation Committee engaged Towers Perrin to perform a salary survey for all executive officers, operating unit presidents and staff against a Company selected peer group, which was completed in mid-2007. Towers Perrin has updated the surveys with respect to salaries and bonuses since, including in November 2008. The Compensation Committee considered the results of the salary survey in setting 2009 compensation. In November 2008, the peer group used by Towers Perrin included: Esterline Technologies Corp., AAR Corp., Ametek, BE Aerospace, Curtiss Wright, DRS Technologies, Hexcel Corp., Triumph Group Inc., Orbital Sciences Corp., Teledyne Technologies, Titanium Metals Corp., Cubic Corp., Moog, GenCorp Inc., HEICO Corp., Ladish Co. Inc., Ducommun Inc.

Consistent with the factors annually considered by the Compensation Committee and its consideration of the Towers Perrin salary survey, the Compensation Committee determined that, for calendar year 2009, the base salaries of Messrs. Howley, Rufus, Laubenthal, Henderson and Rodriguez should be $585,000, $283,000, $347,500, $265,000 and $218,000 per year, respectively.

Annual Incentives

The Compensation Committee formalized a bonus program for corporate officers in 2009.

For corporate officers, targets of a percentage of the officer’s salary are set at the beginning of the year. Actual awards are established at the discretion of the Compensation Committee. Factors considered by the Compensation Committee in establishing awards will generally include, but not be limited to, financial performance, corporate performance, and individual performance. Financial performance will be considered based on the financial performance of the Company. The primary measures of evaluation are EBITDA and return on investment. Corporate performance is meant to subjectively evaluate the overall performance of the Company during the year taking into account a broad range of factors that impacted the Company’s performance. It is not intended to be a numerical weighting of various factors. Items to be considered in evaluating the Company’s corporate performance will generally include, but not be limited to, (1) degree of difficulty in the business plan, the market environment and general operating conditions, (2) performance in the Company’s three value drivers of price, productivity and new business, (3) specific organization or department-wide achievements, efforts or problems and (4) various other factors that may be unique to the business or the overall environment during the year. Individual performance is meant to subjectively evaluate the overall performance of the individual corporate officer taking into account a broad range of factors. Like the corporate performance, it is not intended to be a numerical weighting of factors. Items to be considered in evaluating individual performance will generally include, but not be limited to, (1) the degree of difficulty and effectiveness in performing the officer’s job given the overall market environment, operating conditions and flexibility and responsiveness required, (2) performance by the officer in implementing the Company’s value drivers, (3) exhibiting a clear pattern of open, honest and regular communication within the company and, if applicable, investors and the board of directors, (4) engaging in effective succession planning and organizational development, (5) performance in the specific requirements of the officer’s job, including awareness and compliance with both specific Company policies and laws and regulations specific to the business environment, or, in the case of Mr. Howley, support, maintenance and regular evaluation of the effectiveness of the Company’s long-term value focused strategy including the business and product definitions, the organization structure, the value drivers focus and acquisition activity and (6) various other factors that may be unique to the specific job or the overall environment during the year.

For 2009, in determining bonuses, the Compensation Committee noted that the Company performed well compared to its business plan and compared to the market and its peers, especially in light of the fact that the overall economy and the commercial aerospace markets dropped more than the Company had anticipated, and noted that the Company did well in all of its value drivers, particularly staying ahead of the declining market with cost reductions in excess of real volume. Messrs. Rufus’s, Laubenthal’s, Henderson’s and Rodriguez’s target bonuses were set at 55%, 60%, 50% and 50% of their annual salaries, respectively, or, in dollars, $155,650,

$208,500, $132,500, and $108,000, respectively. Based on the Compensation Committee’s evaluation of the individual performance of each of these officers, the Compensation Committee determined that Mr. Rufus should be awarded a bonus of $162,500 for fiscal 2009, or 57% of his salary, Mr. Laubenthal should be awarded a bonus of $220,000 for fiscal 2009, or 63% of his salary, Mr. Henderson should be awarded a bonus of $135,000 for fiscal 2009, or 51% of his salary, and Mr. Rodriguez should be awarded a bonus of $115,000 for fiscal 2009, or 53% of his salary.

For 2009, Mr. Howley’s target bonus was set at 80% of his annual salary, or, in dollars, $468,000. Based, in part, on Mr. Howley’s quick reaction and decisiveness in reducing costs and adjusting priorities ahead of the impact of the market downturn and the Company’s improved performance in all of its value drivers the Compensation Committee determined that Mr. Howley should be awarded a bonus of $525,000 for fiscal 2009, or 90% of his salary.

Deferred Compensation

TD Group adopted its management deferred compensation plan in December 2005, in part, in response to certain new requirements under Section 409A under the Internal Revenue Code of 1986 and the termination of its then-existing deferred compensation plan that was entered into in connection with the Company’s leveraged buyout. The Company’s management deferred compensation plan was for the benefit of employees who were granted new management options under the Company’s 2003 stock option plan. The plan provided that a participant’s deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). Accordingly, the plan terminated on December 31, 2008. In December 2005 $6.2 million was allocated to the plan, to be allocated on pro rata basis among the participants at the time of distribution. Initial amounts allocated to Messrs. Howley, Rufus, Laubenthal, Henderson and Rodriguez in December 2005 were $1,919,139, $293,295, $980,082, $390,938 and $400,719, respectively. Amounts credited to the plan did not earn interest or other earnings. Amounts ultimately paid out were dependent on prior payments to departing executives, forfeitures, and the number of participants at the time of distribution. On December 31, 2009, in accordance with the Plan, Messrs. Howley, Rufus, Laubenthal, Henderson and Rodriguez received distributions of $2,002,766, $306,076, $1,022,789, $407,973 and $418,180 respectively.

In addition, the TransDigm Inc. Executive Retirement Savings Plan, which is administered by the Compensation Committee, was established to permit a group of management or highly compensated employees to accumulate additional retirement income through a nonqualified deferred compensation plan. A determination is made annually to determine the employees who are eligible to participate in the executive retirement savings plan. The executive retirement savings plan is a “top hat” plan exempt from certain ERISA requirements. A participant in the executive retirement savings plan may (i) make elective deferrals in addition to or in lieu of deferrals the participant may have otherwise made under the applicable 401(k) plan, and (ii) receive an allocation of any discretionary amount contributed to the executive retirement savings plan by TransDigm Inc. Deferrals may be made from a participant’s salary, bonus or a combination thereof. Deferrals may not be made on any other compensation that a participant may earn. Deferrals, which are irrevocable, must be made no later than the last day of the year preceding the one in respect of which the deferrals will be made. TransDigm Inc. did not make any contributions to the executive retirement savings plan in fiscal 2009 and none of the executive officers are currently participating in the plan by making elective deferrals.

Equity Based Incentives

It is the Committee’s goal that the largest portions of management’s potential earnings come from growth in the Company’s equity value. All of the Company’s executive officers have historically been eligible to receive options to purchase common stock of the Company pursuant to the Company’s 2003 stock option plan and are eligible to receive options to purchase common stock of the Company pursuant to the Company’s 2006 stock incentive plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing stockholder value by providing the proper nexus between the interests of management and the interests of the Company’s stockholders.

At the time of the Company’s leveraged buyout in 2003, management received significant grants of options, in addition to each individual’s equity investment in the Company. The vast majority of those options vested according to annual and cumulative performance targets based on the Company’s EBITDA as defined in the Company’s Credit Agreement, or EBITDA As Defined, and the achievement by the Company’s initial stockholders of a specified internal rate of return. In light of these significant grants in 2003, the Committee did not typically make annual grants of options to executive officers. Rather, it has historically granted additional options in connection with hirings, promotions and the assumption of increased responsibilities.

Substantially all of the options granted pursuant to the 2003 plan vested as of September 30, 2008. Thus, the Board of Directors in fiscal 2008 created a new model, in a public equity context, to match the highly successful model that had been in place during the Company’s past ownership by private equity sponsors. Accordingly, in April 2008, the Board of Directors adopted an amendment to the Company’s 2006 stock incentive plan to increase the number of shares available for issuance thereunder to 4,119,668 and adopted an equity incentive program described below. The stockholders approved the amendment to the 2006 stock incentive plan in July 2008. Although the 2006 stock incentive plan does not restrict the manner in which awards are issued, the Board intends that 3,800,000 of the shares available for issuance under the 2006 stock incentive plan will be used for option grants to our executive officers and management under this equity incentive program. Options to purchase 2,856,000 shares of common stock were granted to executive officers and managers under the program in fiscal 2009. Options granted in fiscal 2009 will vest over five years.

The Board of Directors initially contemplated that 20% of the options would vest based on the passage of time and 80% of the options would best based on performance criteria—with half of those vesting based on market performance criteria and half vesting based on operational performance criteria. However, in October 2008, in light of stock market performance and the recent volatility of the stock market, the Board of Directors determined to eliminate the portion of the options dependent on the Company’s stock price and also eliminate time vested options. The elimination of market performance vested options was based on the realization that there may be a significant disparity between the Company’s operating performance and the Company’s stock price and the fact that the value of the options is ultimately dependent on the Company’s stock price in the markets. The end result is that 100% of the options under the 2008 equity incentive program will vest based on the Company’s achievement of established operating performance goals. The Board of Directors believe that relying heavily on stock price targets for vesting is not necessary in order to achieve alignment with stockholders. The Board of Directors believes that increasing the operating performance vesting component of the options would serve to better focus management on the factors over which they have control.

In addition to the exclusive reliance on performance vesting in our 2008 equity program, we also retained the concept from the private equity market that management should be required to maintain a significant investment in the Company. Therefore, during their employment, a majority of our existing optionholders are required to maintain ownership of a minimum value of stock or vested options, equal to $33.8 million, in the aggregate. Specifically, subject to the following sentence, Mr. Howley is required to maintain ownership of $12.5 million of net gain in vested options, Mr. Rufus is required to maintain $1.2 million of net gain in vested options, Mr. Laubenthal is required to maintain $3.5 million of net gain in vested options, and Mr. Henderson and Mr. Rodriguez are each required to maintain $2.3 million of net gain in vested options. The values specified in the previous sentence represent the net gain in value of vested options that are based on a fixed deemed value of $35.26 per share; if and when the options are converted into shares of stock which are held to satisfy the requirement, the amount required to be held will be calculated on a post-tax basis based on the same deemed value. In addition, during their employment, all of our optionholders are required to maintain at least 30% of new vested awards, whether options or as common stock.

Finally, the Board of Directors approved adding a provision to the option agreements for certain of the optionees, currently totaling 17, including all of our executive officers and operating unit presidents, to gross up any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control.

For more information regarding the aggregate options held by and granted to the named executive officers, please refer to the charts on pages 18 and 19.

Perquisites

In 2009, the executive officers named in the Summary Compensation Table received certain perquisites. These items are more fully discussed in the Summary Compensation Table.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. That agreement was set to expire in July 2008, and the Company and Mr. Howley entered into an amended and restated employment agreement with Mr. Howley effective April 2008. Prior to our initial public offering, in November 2005, the Company entered into similar employment agreements with Messrs. Laubenthal and Rufus to ensure their continuity with the Company. For a description of the employment agreements, see “Employment Agreements” below.

Severance

The Company does not have a policy with respect to severance of executive officers terminated without cause. Messrs. Howley, Rufus and Laubenthal have severance provisions in their employment agreements, as described below. The Company would expect that to the extent any severance arrangement is entered into with respect to any executive officer, the Company and executive would enter into a standard severance agreement and release.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Dudley P. Sheffler, Chairman

Sean P. Hennessy

Mervin Dunn

Compensation Committee Interlocks And Insider Participation

Messrs. Hennessy, Sheffler and Dunn comprise the Compensation Committee. There are no Compensation Committee interlocks.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2009 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2009	577,500	525,000	1,595,367	—	—	2,308,243	5,006,110
Chairman and Chief Executive Officer	2008	547,500	480,000	142,705	—	—	404,195	1,574,400
	2007	518,750	450,000	142,705	—	—	292,758	1,404,213
Gregory Rufus,	2009	279,750	162,500	300,951	—	—	344,183	1,087,384
Executive Vice	2008	265,000	147,500	100,191	—	—	38,981	551,672
President, Chief Financial Officer and Secretary	2007	245,750	140,000	120,926	—	—	33,289	539,965
Raymond F. Laubenthal,	2009	343,125	220,000	428,755	—	—	1,054,552	2,046,432
President and Chief	2008	322,500	180,000	96,974	—	—	31,056	630,530
Operating Officer	2007	295,000	170,000	132,994	—	—	32,378	630,372
Robert S. Henderson,	2009	261,250	135,000	350,806	—	—	431,209	1,178,265
Executive Vice President	2008	246,250	132,500	100,191	—	—	23,702	502,643
	2007	230,000	125,000	126,243	—	—	29,881	511,124
Albert J. Rodriguez	2009	215,375	115,000	299,131	—	—	444,313	1,073,819
Executive Vice President—	2008	204,375	100,000	30,617	—	—	21,768	356,760
Mergers and Acquisitions	2007	193,000	90,000	40,658	—	—	21,366	345,024

(1)	Includes the amounts recognized as expense by the Company in fiscal 2009 with respect to option awards issued in 2009 and prior years in accordance with U.S. generally accepted accounting principles. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2009, filed with the SEC on November 24, 2009.
(2)	Amounts shown for Mr. Howley include $2,002,766 in payment of deferred compensation pursuant to our 2005 deferred compensation plan. They also include the incremental cost to us relating to personal use by Mr. Howley of an aircraft under a corporate contract for aircraft services in the amount of $228,516. Incremental cost is the amount billed to us by our service provider for the specific flight. In addition, amounts include $14,025 in 401(k) contributions by the Company, $33,500 in fees related to planning and preparing Mr. Howley’s tax returns and managing his financial affairs, $9,358 in country club dues and $20,078 for an automobile for Mr. Howley’s use.

Amounts for Mr. Rufus include: $306,076 in payment of deferred compensation pursuant to our 2005 deferred compensation plan, $14,025 in 401(k) contributions by the Company, $8,430 in country club dues and $15,652 for an automobile for Mr. Rufus’s use.

Amounts for Mr. Laubenthal include: $1,022,789 in payment of deferred compensation pursuant to our 2005 deferred compensation plan, $14,025 in 401(k) contributions by the Company, $5,105 in country club dues and $12,633 for an automobile for Mr. Laubenthal’s use.

Amounts for Mr. Henderson include: $407,973 in payment of deferred compensation pursuant to our 2005 deferred compensation plan, $14,025 in 401(k) contributions by the Company and $9,211 for an automobile for Mr. Henderson’s use.

Amounts for Mr. Rodriguez include: $418,180 in payment of deferred compensation pursuant to our 2005 deferred compensation plan, $13,057 in 401(k) contributions by the Company, $5,457 in country club dues and $7,619 for an automobile for Mr. Rodriguez’s use.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2009 to the named executive officers. None of the named executive officers received nonequity incentive plan awards or restricted stock.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Exercise Price of Options	Grant Date Fair Value of Option Awards
		Threshold (#)(2)	Target (#)(3)	Maximum (#)
W. Nicholas Howley	11/17/2008	290,000	800,000	800,000	$27.08	$8,346,400
Gregory Rufus	11/17/2008	54,375	150,000	150,000	$27.08	$1,564,950
Raymond F. Laubenthal	11/17/2008	77,938	215,000	215,000	$27.08	$2,243,095
Robert S. Henderson	11/17/2008	63,438	175,000	175,000	$27.08	$1,825,775
Albert J. Rodriguez	11/17/2008	54,375	150,000	150,000	$27.08	$1,564,950

(1)	All options vest as follows: (a) 3.75% if the annual operating performance (“AOP”) as hereinafter defined, was at least $41.77 per diluted share and up to 15% if the AOP was at least $44.56 per diluted share on September 30, 2009 (the AOP for fiscal 2009 was $44.63 so 15% of the options vested as of September 30, 2009); (b) 3.75% if the AOP is at least $38.40 per diluted share and up to 15% if the AOP is at least $44.30 per diluted share on September 30, 2010; (c) 3.75% if the AOP is at least $43.20 per diluted share and up to 15% if the AOP is at least $53.20 per diluted share on September 30, 2011; (d) 3.75% if the AOP is at least $48.50 per diluted share and up to 15% if the AOP is at least $63.80 per diluted share on September 30, 2012; (e) 3.75% if the AOP is at least $54.70 per diluted share and up to 15% if the AOP is at least $76.50 per diluted share on September 30, 2013. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15%, the percentage of options that will vest will be in between 3.75% and 15% and will be determined by a formula in the option agreement. The amounts in clauses (b), (c), (d) and (e) were adjusted by the Compensation Committee on November 16, 2009 to take into account the special dividend paid in October 2009. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) 8.895 over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. In addition, at the end of fiscal 2013, an additional 25% will vest if the Company’s cumulative operations performance is at least $329.60. If the cumulative operational amount is at least $246.30, an additional 6.25% will vest. If the cumulative operational amount is at least $246.30 but less than $329.60, the percentage of options that will vest will be determined by linear interpolation. The foregoing cumulative operational amounts were amended by the Compensation Committee on November 16, 2009 to take into account the special dividend.
(2)	Calculated to represent the entire amount already vested as of September 30, 2009, plus the amount that would vest if all of the minimum AOPs were met in years 2010 through 2013 and if the minimum cumulative operational amount was met. Actual amounts could be lower if annual or cumulative performance requirements are not met.
(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount based on the fact that the maximum amount was achieved for fiscal year 2009 and assuming future performance will be sufficient to achieve the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2009 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(1)	1,111,621	—	6.68	08/05/2013
	5,834	—	13.37	08/05/2013
	120,000	680,000	27.08	11/17/2018

Gregory Rufus	30,671	—	6.68	08/05/2013
	6,283	—	13.37	07/19/2012
	748	—	13.37	08/05/2013
	29,920	—	13.37	10/01/2015
	20,000	—	25.60	12/01/2016
	22,500	127,500	27.08	11/17/2018

Raymond F. Laubenthal	94,480	—	6.68	08/05/2013
	748	—	13.37	08/05/2013
	194,480	—	13.37	10/01/2015
	32,250	182,750	27.08	11/17/2018

Robert Henderson	104,480	—	6.68	08/05/2013
	748	—	13.37	08/05/2013
	29,920	—	13.37	10/01/2015
	20,000	—	25.60	12/01/2016
	26,250	148,750	27.08	11/17/2018

Albert Rodriguez	186,909	—	6.68	08/05/2013
	748	—	13.37	08/05/2013
	29,920	—	13.37	10/01/2015
	22,500	127,500	27.08	11/17/2018

(1)	The options included for Mr. Howley reflect 124,439 options currently exercisable at a price of $6.68, 598 options currently exercisable at a price of $13.37, and 30,000 options, of which 4,500 are currently exercisable, at a price of $27.08, in each case owned by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Option Exercises in 2009 and 2009 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2009. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley(1)	215,410	6,995,941
Gregory Rufus	71,888	2,672,208
Raymond F. Laubenthal	160,069	5,463,078
Robert S. Henderson	90,000	3,003,131
Albert J. Rodriguez	27,585	993,772

(1)	Includes exercises of 31,220 shares at a realized value of $1,016,575 on exercise by Bratenahl Investment, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficially ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, for each of the named executive officers. All amounts under the deferred compensation plan were paid out to participants subsequent to the end of the fiscal year.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
W. Nicholas Howley	—	—	—	2,002,766	—
Gregory Rufus	—	—	—	306,076	—
Raymond F. Laubenthal	—	—	—	1,022,789	—
Robert S. Henderson	—	—	—	407,973	—
Albert J. Rodriguez	—	—	—	418,180	—

Potential Payments Upon Termination or Change in Control

The Company does not have a severance policy for the named executives, with the exception of Messrs. Howley, Rufus and Laubenthal, whose severance is governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2009, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Thus, if Mr. Howley had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2009, he would have received approximately $2,145,833 in base salary, bonus and benefits.

In addition, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2009 but prior to April 25, 2010, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2010 but prior to April 25, 2011, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms In each case, the remaining unvested options to vest will be spread ratably over the remaining performance vesting schedule and time vesting schedule. Thus, if Mr. Howley had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2009, 20% of his options would be permitted to continue to vest in accordance with their terms.

Pursuant to the terms of their respective employment agreements, if Mr. Laubenthal or Mr. Rufus is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2009, neither Mr. Laubenthal nor Mr. Rufus had unpaid but accrued base salary or benefits. If Mr. Laubenthal or Mr. Rufus is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, for such 12-month period, the Company will continue his car allowance and club membership (at a monthly cost not to exceed the cost on the date of termination). Further, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Thus, if Mr. Laubenthal had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2009, he would have received approximately $555,794 in base salary, bonus and benefits and if Mr. Rufus had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2009, he would have received approximately $462,990 in base salary, bonus and benefits.

Our 2003 stock option plan had provisions for accelerated vesting of performance based options under certain circumstances on a change of control and our 2006 stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. In addition, all named executive officers are entitled to gross-ups for any excise tax due in connection with a change in control for new grants made in November 2008 under our 2006 stock incentive plan. As of September 30, 2009, all performance based options held by the named executive officers under the 2003 stock option plan were already vested. However, if a change in control had occurred on that date and the price was at least $52.50, Messrs. Howley, Rufus, Laubenthal, Henderson and Rodriguez would have had 680,000, 127,500, 182,750, 148,750 and 127,500 options, respectively, vest, with a realized value of $17,285,600, $3,241,050, $4,645,505, $3,781,225 and $3,241,050, respectively (assuming the change in control price was $52.50), and no tax gross-ups would have been required. The foregoing amounts assume that the options that actually vested as of September 30, 2009 (subject to validation by the compensation committee that the performance targets had been met, which occurred in November 2009), were vested as of September 30, 2009 and were not accelerated pursuant to a change in control. Had a transaction actually occurred on September 30, 2009, tax regulations might have required those options to be deemed accelerated by the change in control; however, even if that were the case, no tax gross-up would have been required. On September 30, 2009, the closing price of the Company’s common stock on the NYSE was $49.81. If a transaction had occurred at that price, no options would have accelerated under the terms of the option agreements as then in effect.

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2009, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)		Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley	19,431,433	(3)	—	2,145,833	2,145,833	2,145,833	—
Gregory Rufus	3,241,050		—	462,990	462,990	462,990	—
Raymond F. Laubenthal	4,645,505		—	555,794	555,794	555,794	—
Robert Henderson	3,781,225		—	—	—	—	—
Albert Rodriguez	3,241,050		—	—	—	—	—

(1)	Except for Mr. Howley (see note (3)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause. Amounts assume that the options that actually vested as of September 30, 2009 (subject to validation by the compensation committee that the performance targets had been met, which occurred in November 2009), were vested as of September 30, 2009 and were not accelerated pursuant to a change in control. On September 30, 2009, the closing price of the Company’s common stock on the NYSE was $49.81. If a transaction had occurred at that price, no options would have accelerated under the terms of the option agreements as then in effect.
(2)	Amounts for Rufus’s and Laubenthal’s car allowance and country club dues were based on actual amounts paid in fiscal 2009, but actual amounts paid upon a termination could differ.
(3)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. That employment agreement was to expire on July 23, 2008 and Mr. Howley and the Company entered into a new employment agreement to serves as Chief Executive Officer and Chairman of the Board of the Company, replacing the 2003 agreement, in May 2008 (effective April 25, 2008, the date the Board substantively approved the agreement). Effective as of October 1, 2005, Mr. Howley ceased serving as the President of the Company, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Unless earlier terminated by us or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on April 25, 2013. However, unless we or Mr. Howley elect not to renew the initial term, upon the expiration of the initial term, Mr. Howley’s employment agreement will automatically be extended for an additional one-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $550,000, which annual base salary is subject to annual review. As of September 30, 2009, Mr. Howley’s annual base salary was $585,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such expenses do not exceed $33,500 per year. Mr. Howley is entitled to use the Company’s airplane for personal use up to 12 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley’s employment is terminated:

•

without cause (where “cause” is defined as the repeated failure by Mr. Howley, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Howley that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Howley terminates his employment for certain enumerated good reasons, which include:

•	a material diminution in Mr. Howley’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Howley’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent, or

•	Mr. Howley is not re-elected to the Board of Directors, or

•	the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as hereinafter defined) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed. As used in Mr. Howley’s employment agreement, “change in control” means (A) a change in ownership or control of the Company effected through a transaction or series of transactions (other than a public offering) including by way of merger, consolidation or otherwise, whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition or (B) individuals who, as of April 25, 2008, were members of the Board of Directors of the Company (together with any successor director who was approved by two-thirds of such existing directors) cease to constitute 50% of the members of the Board of Directors or (C) the consummation of a complete liquidation or dissolution of the Company or (D) the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

•

in the event of Mr. Howley’s termination due to his death or disability (which is defined as the inability of Mr. Howley to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease), we will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, we will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination.

Finally, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2009 but prior to April 25, 2010, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2010 but prior to April 25, 2011, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms In each case, the remaining unvested options to vest will be spread ratably over the remaining performance vesting schedule and time vesting schedule.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Raymond Laubenthal, President and Chief Operating Officer

On November 18, 2005, effective October 1, 2005, Raymond Laubenthal entered into an employment agreement with us to serve as President and Chief Operating Officer of the Company. The employment agreement was amended to conform with the provisions of Section 409A under the Internal Revenue Code on October 29, 2008. Unless earlier terminated by us or Mr. Laubenthal, the initial term of Mr. Laubenthal’s employment agreement expires on October 1, 2010. However, unless we or Mr. Laubenthal elect not to renew the initial term, upon the expiration of the initial term, Mr. Laubenthal’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Laubenthal is entitled to receive an annual base salary of no less than $280,000, which annual base salary is subject to annual review. As of September 30, 2009, Mr. Laubenthal’s annual base salary was $347,500. In addition, under the terms of his employment agreement, Mr. Laubenthal is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Laubenthal is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Laubenthal’s choice.

Mr. Laubenthal’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Laubenthal’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Laubenthal, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Laubenthal that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Laubenthal terminates his employment for certain enumerated good reasons (which include:

•	a material diminution in Mr. Laubenthal’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Laubenthal’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires Mr. Laubenthal, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Laubenthal’s termination due to his death or disability (which is defined as Mr. Laubenthal’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which Mr. Laubenthal is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), we will pay Mr. Laubenthal, in substantially equal installments over a 12-month period, an amount equal to one times Mr. Laubenthal’s salary plus one times the greater of all of the bonuses paid or payable to Mr. Laubenthal for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which Mr. Laubenthal’s employment terminates, determined in accordance with the Company’s bonus program(s), if any, plus Mr. Laubenthal’s annual automobile allowance. In addition, we will offer to Mr. Laubenthal to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Laubenthal that is not greater than the monthly cost that Mr. Laubenthal is charged for coverage as of the date of termination and we will reimburse Mr. Laubenthal monthly for membership fees in one country club, not to exceed in any month one-twelfth of the monthly fees Mr. Laubenthal is entitled to have reimbursed as of the date of termination. During the term of Mr. Laubenthal’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Laubenthal will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Laubenthal’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Laubenthal is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Laubenthal is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Gregory Rufus, Executive Vice President, Chief Financial Officer and Secretary

On November 18, 2005, effective October 1, 2005, Gregory Rufus entered into an employment agreement with us to serve as Executive Vice President and Chief Financial Officer of the Company. The employment agreement was amended to conform with the provisions of Section 409A under the Internal Revenue Code on October 29, 2008. Unless earlier terminated by us or Mr. Rufus, the initial term of Mr. Rufus’s employment agreement expires on October 1, 2010. However, unless we or Mr. Rufus elect not to renew the initial term, upon the expiration of the initial term, Mr. Rufus’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Rufus is entitled to receive an annual base salary of no less than $233,000, which annual base salary is subject to annual review. As of September 30, 2009, Mr. Rufus’s annual base salary was $283,000. In addition, under the terms of his employment agreement, Mr. Rufus is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Rufus is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Rufus’s choice.

Mr. Rufus’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Rufus’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Rufus, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Rufus that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Rufus terminates his employment for certain enumerated good reasons (which include:

•	a material diminution in Mr. Rufus’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Rufus’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires Mr. Rufus, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Rufus’s termination due to his death or disability (which is defined as Mr. Rufus’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which Mr. Rufus is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), we will pay Mr. Rufus, in substantially equal installments over a 12-month period, an amount equal to one times Mr. Rufus’s salary plus one times the greater of all of the bonuses paid or payable to Mr. Rufus for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which Mr. Rufus’s employment terminates, determined in accordance with the Company’s bonus program(s), if any, plus Mr. Rufus’s annual automobile allowance. In addition, we will offer to Mr. Rufus to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Rufus that is not greater than the monthly cost that Mr. Rufus is charged for coverage as of the date of termination and we will reimburse Mr. Rufus monthly for membership fees in one country club, not to exceed in any month one-twelfth of the monthly fees Mr. Rufus is entitled to have reimbursed as of the date of termination.

During the term of Mr. Rufus’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Rufus will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Rufus’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Rufus is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Rufus is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

Information regarding employment agreements with several of our executive officers is set forth under “Executive Compensation—Employment Agreements.”

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2009, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2009 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Douglas W. Peacock

Dudley P. Sheffler

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so in 2010. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2008 and 2009 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $1,169,000 in fees for professional services rendered in connection with the audit of TD Group’s annual consolidated financial statements and reviews of the consolidated financial statements of TD Group included in its quarterly reports during fiscal year 2008 and approximately $1,399,000 during fiscal year 2009.

Audit-Related Fees

Ernst & Young billed the Company approximately $139,000 in fees for professional services rendered during the fiscal year ended September 30, 2008 and approximately $26,000 during the fiscal year ended September 30, 2009. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $602,000 in fees for professional services rendered for the fiscal year ended September 30, 2008 and approximately $533,000 for the fiscal year ended September 30, 2009. Such services principally included assistance and consultation provided to the Company in connection with tax planning matters, mergers and acquisitions and tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2008 and September 30, 2009 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors, and has provided blanket approval for acquisition-related services less than $100,000. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. 100% of non-audit services were preapproved by the Audit Committee.

The Board of Directors Recommends that Shareholders Vote FOR this Proposal Two.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any stockholder proposals intended to be presented at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company Secretary at TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, on or before September 17, 2010, for inclusion in the Company’s proxy statement and form of proxy relating to the 2011 Annual Meeting of Stockholders. As to any proposal that a stockholder intends to present to stockholders other than by inclusion in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders, the proxies named in management’s proxy for that meeting may exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed between November 19, 2010 and December 19, 2010. Even if proper notice is received on or prior to December 19, 2010, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.

INCORPORATION BY REFERENCE

Information regarding the executive officers of the Company is incorporated by reference from Item 10 of the Company’s annual report on Form 10-K, included in the annual report to stockholders delivered herewith.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A stockholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Election of Directors” and for Proposal Two. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 15, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. ELECTION OF DIRECTORS:	For	Withhold				For	Withhold

01 - Mervin Dunn	☐	☐	02 - Michael Graff			☐	☐	+

			For	Against	Abstain
2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.			☐	☐	☐	3. In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Proxy — TRANSDIGM GROUP INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 4, 2010 at the Annual Meeting of Stockholders to be held on February 17, 2010, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 15, 2010 is hereby acknowledged.

If no instructions are given, the proxies will vote FOR Proposals 1 and 2.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 17, 2010

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.